UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 20, 2018

PATTERN ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1088 Sansome Street
San Francisco, CA 94111
(Address and zip code of principal executive offices)
(415) 283-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Stillwater Purchase and Sale Agreement
On November 20, 2018, Pattern Energy Group Inc. (“Pattern Energy”) and Vertuous Energy LLC (“Vertuous”), a wholly owned subsidiary of the Public Sector Pension Investment Board (“PSP Investments”), entered into and consummated a Purchase and Sale Agreement (the “Stillwater PSA”) with Pattern Energy Group 2 LP to purchase certain indirect ownership interests in Stillwater Wind, LLC. Stillwater Wind, LLC owns an approximate 80 megawatt (“MW”) wind project (the “Wind Project”) located in Stillwater County, Montana which achieved commercial operations in late October. Pattern Energy indirectly owns 51% of the membership interests in a holding company which holding company owns all of the Class B membership interests in an underlying project holding company for the Wind Project, entitling Pattern Energy to a 43% initial interest in the distributable cash flows produced by the Wind Project. Immediately after the closing, the Company's owned interest with respect to the Wind Project was approximately 35 MW.
Pattern Energy’s purchase consideration under the Stillwater PSA was approximately $23 million which was funded using available liquidity.
The Stillwater PSA included customary representations by the parties thereto, including as to due authorization, non-contravention, governmental consents and approvals, enforceability, ownership and title, no litigation or adverse claims, tax and holding company matters and, in the case of the seller, certain matters with respect to the project companies and underlying Wind Project. The Stillwater PSA provides for customary indemnification by the parties thereto, for breaches of representations or covenants, which indemnification is subject to customary limitations including, among other things, a cap and time limits.
The Stillwater PSA was previously recommended by the Conflicts Committee of Pattern Energy’s board of directors (the “Pattern Energy Board of Directors”), which is comprised solely of independent directors, for approval by the Pattern Energy Board of Directors, and was approved by the Pattern Energy Board of Directors.
Arrangements between Pattern Energy, Vertuous and PSP Investments relating to the Stillwater PSA
Pursuant to the Stillwater PSA, Vertuous purchased the remaining 49% of the membership interests in the holding company that owns the Class B membership interests in the underlying project holding company for the Wind Project. In connection with the consummation of the Stillwater PSA, on November 20, 2018, the limited liability company agreement of the holding company was amended and restated (the “A&R LLC Agreement”). The A&R LLC Agreement sets forth provisions relating to governing the affairs of the holding company, including with respect to (among other things) the disposition of interests by a member, the capital accounts of members, distributions and allocations among members, the management of such LLC, and consents required for certain actions.
In addition, pursuant to a Reimbursement Agreement, Pattern Energy and PSP Investments agreed to allocations of certain payments between each other which might become payable under certain guaranties relating to the Wind Project.
PSP Investments holds approximately 9.5% of Pattern Energy’s outstanding Class A common stock.
The foregoing descriptions of each of such agreements under this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to each of such agreements which are included as exhibits to this Current Report on Form 8-K.
Item 7.01 Regulation FD Disclosure.
On November 26, 2018, the Company issued a press release relating to the consummation of the agreement to purchase the Wind Project. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.
d. Exhibits

Exhibit Number	Description
10.1	Purchase and Sale Agreement by and among Pattern Energy Group Inc., Vertuous Energy LLC, and Pattern Energy Group 2 LP, dated as of November 20, 2018.

10.2	Amended and Restated Limited Liability Company Agreement of Stillwater New B Member LLC, between Pattern US Finance Company LLC and Vertuous Energy LLC.

10.3	Reimbursement Agreement between Pattern Energy Group Inc. and Public Sector Pension Investment Board, dated as of November 20, 2018.

99.1	Press release issued by Pattern Energy, dated November 26, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 27, 2018

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: General Counsel and Secretary